Filed pursuant to Rule 424(b)(3)
File No. 333-263515

TIAA REAL ESTATE ACCOUNT

SUPPLEMENT NO. 2
Dated April 17, 2023 to the Prospectus dated May 1, 2022

This prospectus supplement should be read in conjunction with the TIAA Real Estate Account’s prospectus, dated May 1, 2022, as supplemented to date, which is collectively referred to herein as the “prospectus.” This prospectus supplement is qualified in its entirety by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.
The Account is making certain contract-level changes to two of the enumerated exceptions that apply to the $150,000 limitation on certain types of transfers into the Account as disclosed in the prospectus. Specifically, the Account plans to eliminate existing exceptions for (i) systematic transfers into the Account and (ii) automatic rebalancing activity, in each case where the exception is part of an internal funding vehicle transfer (as defined in the prospectus) and in excess of the $150,000 limitation.
Accordingly, the following language hereby replaces in its entirety the fifth paragraph of the section under the heading entitled “Restrictions on premiums and transfers the Account” starting on page 108 of the prospectus:
“The following transfers are currently not subject to this limitation:
•systematic withdrawals,
•any transaction arising from a TIAA-sponsored advice product or service, and
•Transfer Payout Annuity payments directed to the Account.”
The changes to the prospectus outlined above will not become effective until September 18, 2023.
A41410 (4/23)